SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934, as Amended


Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       THE ULTIMATE SOFTWARE GROUP, INC.
                       ---------------------------------
               (Name of Registrant as Specified in Its Charter)


                       ---------------------------------
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                       THE ULTIMATE SOFTWARE GROUP, INC.
                              3111 STIRLING ROAD
                        FORT LAUDERDALE, FLORIDA 33312



                                                                 April 22, 1999



Dear Stockholder:


     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the "Company" or "Ultimate Software"), which will be held on Thursday, May 20, 1999 at 9:00 a.m. at the Company's current principal corporate office at 3111 Stirling Road, Fort Lauderdale, Florida 33312 (the "Annual Meeting").

     The principal business of the meeting will be to elect two directors to serve for three-year terms or until their respective successors are duly elected and qualified and to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1999.

     Whether you plan to attend the Annual Meeting or not, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

     For your benefit, enclosed is a copy of Ultimate Software's Annual Report to Stockholders as well as our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes audited financial statements and notes thereto. We thank you for your continued interest in Ultimate Software.


                              Sincerely yours,

                              /s/ SCOTT SCHERR

                              Scott Scherr
                              Chairman, President and Chief Executive Officer

                       THE ULTIMATE SOFTWARE GROUP, INC.
                              3111 STIRLING ROAD
                        FORT LAUDERDALE, FLORIDA 33312


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 20, 1999


TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the "Company") will be held on Thursday, May 20, 1999 at 9:00 a.m. at the Company's current principal corporate office at 3111 Stirling Road, Fort Lauderdale, Florida 33312 for the following purposes:

     1. To elect two directors to serve until the 2002 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Holders of record of the voting stock of the Company at the close of business on April 1, 1999 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

     Enclosed are a Proxy Statement, a form of proxy and an addressed return envelope. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Stockholders who attend the meeting may, if they desire, revoke their proxies and vote in person.


                                        By Order of the Board of Directors:

                                        /s/ Vivian Maza

                                        Vivian Maza
                                        Secretary

Fort Lauderdale, Florida
April 22, 1999

                       THE ULTIMATE SOFTWARE GROUP, INC.
                              3111 STIRLING ROAD
                        FORT LAUDERDALE, FLORIDA 33312


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 20, 1999

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of The Ultimate Software Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 20, 1999, at 9:00 a.m., at the Company's current principal corporate office at 3111 Stirling Road, Fort Lauderdale, Florida and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy and the Company's Annual Report to Stockholders for 1998 including therewith the Company's Annual Report on Form 10-K for the year ended December 31, 1998, are first being mailed to stockholders commencing on or about April 22, 1999.

     Proxies are being solicited from holders of the Company's common stock, par value $0.01 per share (the "Common Stock"). If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as the nominees of the Company under the heading "Election of Directors," and (ii) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

                            SOLICITATION OF PROXIES

     The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by directors, officers and regular employees of the Company without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of the Company's Common Stock on the Record Date referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such institutions for their reasonable expenses in forwarding proxy material to their beneficial owners.

                         VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the Common Stock of the Company at the close of business on April 1, 1999 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of that date, a total of 15,893,705 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast is required for the election of directors.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual

Meeting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of the Company a written notice of revocation of the proxy's authority prior to the voting thereof or by submitting a duly executed proxy bearing a later date at the Annual Meeting.

                       PROPOSAL I--ELECTION OF DIRECTORS

     The Board of the Company is composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Mr. LeRoy A. Vander Putten and Mr. Robert A. Yanover are the directors in the class whose term expires at the Annual Meeting.

     The Board has nominated Messrs. Vander Putten and Yanover for election to the Board at the Annual Meeting for terms of three years, expiring at the 2002 Annual Meeting, and each has indicated a willingness to serve. The other directors of the Company will continue in office for their existing terms. Mr. Marc Scherr and Mr. Rick Wilber serve in the class whose term expires at the Annual Meeting in 2000 and Mr. Scott Scherr, Dr. Alan Goldstein and Mr. Ofer Nemirovsky serve in the class whose term expires at the Annual Meeting in 2001. The affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary to elect the nominees for director. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Vander Putten and Yanover, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board.

     The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring is included in the section labeled "Directors and Executive Officers" below.

NAME OF NOMINEE                      AGE               PRINCIPAL OCCUPATION              DIRECTOR SINCE
---------------                      ---               --------------------              --------------
LeRoy A. Vander Putten ..........    64     Chairman, Trade Resources International       October 1997
                                              Holdings, Ltd.
Robert A. Yanover ...............    62     President, Computer Leasing Corporation       January 1997

     LeRoy A. Vander Putten has served as a director of the Company since October 1997 and is a member of the Compensation Committee of the Board. Mr. Vander Putten has served as the Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries, since April 1998. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company ("ERI"). Since May 1997, Mr. Vander Putten has been engaged as a consultant to ERI. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company.

     Robert A. Yanover has served as a director of the Company since January 1997 and is a member of the Audit Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of

Michigan, a private leasing company, in 1975 and has served as its President since that time. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998 and is currently a director.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. VANDER PUTTEN AND YANOVER AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal 1998, the Board held five meetings. During fiscal 1998, each director holding office during the year attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee and a Compensation Committee, which are described below.

     EXECUTIVE COMMITTEE. The Executive Committee is composed of Messrs. Scott Scherr, Ofer Nemirovsky, Marc Scherr and Dr. Goldstein. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of the Company between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 1998.

     AUDIT COMMITTEE. Messrs. Nemirovsky and Yanover are members of the Audit Committee. The Audit Committee is responsible for reviewing the Company's financial condition with officers and employees of the Company, as well as the Company's independent auditors, and reports to the Board concerning such reviews. The Audit Committee also makes recommendations to the Board and management of the Company concerning auditing and accounting matters and the selection of independent auditors. The Audit Committee held two meetings during fiscal 1998, following the completion of the Company's initial public offering in June 1998 (the "IPO").

     The Company's independent auditors for the fiscal year ended December 31, 1998 were Arthur Andersen LLP. Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

     As of the date of this Proxy Statement, the Board has not appointed independent auditors to audit the Company's financial statements for the fiscal year ended December 31, 1999 ("fiscal 1999"). Management intends to make a recommendation to the Audit Committee and the Board in favor of the appointment of Arthur Andersen LLP as the independent auditors for fiscal 1999 at their next meetings scheduled to be held on April 22, 1999.

     COMPENSATION COMMITTEE. Messrs. Vander Putten and Wilber are members of the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and oversees the Company's stock plans and such other benefits plans as the Company may from time to time maintain. The Compensation Committee held five meetings during fiscal 1998.

DIRECTOR COMPENSATION

     As compensation for serving on the Board, each non-employee director of the Company receives a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock under The Ultimate Software Group, Inc. Nonqualified Stock Option Plan (the "Stock Option Plan"). Such options are exercisable at a 70% discount of the fair market value of the Common Stock at the grant date, with the total discount on all options granted for a calendar quarter equaling the retainer fees earned by the non-employee directors for such quarter. Such options are fully vested on the date of grant. All directors are reimbursed for expenses incurred in connection with their attendance at Board and related committee meetings.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 1, 1999 (unless otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (ii) each of the Company's directors and executive officers and all directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                         AMOUNT AND NATURE
                                                           OF BENEFICIAL        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP(1)       OF CLASS(2)
------------------------------------                     -----------------    -----------
HarbourVest Partners V--Direct Fund L.P.(3) .........        1,550,807            9.8%
 One Financial Center, 44th Fl.
 Boston, MA 02111

Scudder Kemper Investments, Inc.(4) .................        1,062,300            6.7%
 345 Park Avenue
 New York, New York 10154

J.P. Morgan Investment Corporation(5) ...............          969,267            6.1%
 60 Wall Street
 New York, NY 10260

Michael Feinberg(6) .................................        1,046,740            6.6%
 3980 N. 32 Terrace
 Hollywood, FL 33312

Scott Scherr(7) .....................................          707,493            4.5%

Alan Goldstein, M.D.(8) .............................          532,679            3.4%

Mitchell K. Dauerman(9) .............................          121,434              *

Ofer Nemirovsky(3)(10) ..............................        1,553,074            9.8%

Marc D. Scherr(11) ..................................          312,030            2.0%

LeRoy A. Vander Putten(12) ..........................           22,505              *

Rick Wilber(13) .....................................          350,377            2.2%

Robert A. Yanover(14) ...............................          162,784            1.0%

All directors and executive officers
  as a group (8 persons)(15) ........................        3,762,376           23.7%

----------------
* Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

   (1)    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange
          Commission (the "Commission") and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
   (2)    Applicable percentage of ownership is based on 15,893,705 shares of Common Stock outstanding.
   (3)    Mr. Nemirovsky, a director of the Company, is a Managing Director of HarbourVest Partners,
          L.L.C. which is the Managing Director of the HVP V-Direct Associates, L.L.C. which in turn is the General Partner of HarbourVest Partners V--Direct Fund L.P. ("HarborVest").
          Mr. Nemirovsky disclaims beneficial ownership of the shares held by HarbourVest, except to the extent of his pecuniary interest therein.
   (4)    Represents shares held as of December 31, 1998.
   (5)    Represents 899,032 shares of Common Stock held by J.P. Morgan Investment Corporation and
          70,235 shares of Common Stock held as of December 31, 1998 by Sixty Wall Street SBIC Fund,
          L.P., which is an affiliate of J.P. Morgan Investment Corporation.
   (6)    Represents 949,815 shares of Common Stock and 96,925 shares of Common Stock owned by
          Ann Feinberg, his spouse, held as of December 31, 1998.
   (7)    Represents 431,735 shares of Common Stock, 116,369 shares of Common Stock held by the
          Scott Scherr Living Trust, of which Mr. Scott Scherr is the trustee, and exercisable options to purchase 159,390 shares of Common Stock. Mr. Scott Scherr disclaims beneficial ownership of the shares owned by the Scott Scherr Living Trust.
   (8)    Represents 339,985 shares of Common Stock, 69,315 shares of Common Stock held by the
          Alan S. Goldstein Irrevocable Trust, of which Mr. Goldstein's wife, Cheryl A. Zickler, is the trustee, and exercisable options to purchase 123,379 shares of Common Stock. Mr. Goldstein disclaims beneficial ownership of the shares owned by the Alan S. Goldstein Irrevocable Trust.
   (9)    Represents 3,884 shares of Common Stock held by certain trusts established for the benefit of
          Mr. Dauerman's children, and exercisable options to purchase 117,550 shares of Common
          Stock. Mr. Dauerman disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.
  (10)    Includes exercisable options to purchase 2,267 shares of Common Stock. Options issued and issuable to Mr. Nemirovsky in his capacity as a director of the Company's Board are beneficially owned by HarbourVest by special agreement between Mr. Nemirovsky and
          HarbourVest. See note (3) for balance of shares disclosed herein as beneficially owned.
  (11)    Represents 23,259 shares of Common Stock, 13,567 shares of Common Stock held by certain trusts established for the benefit of Mr. Marc Scherr's children, and exercisable options to purchase 275,204 shares of Common Stock. Mr. Marc Scherr disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.
  (12)    Represents 20,238 shares of Common Stock and exercisable options to purchase 2,267 shares of
          Common Stock.
  (13)    Represents 322,812 shares of Common Stock and exercisable options to purchase 27,565 shares of Common Stock.
  (14)    Represents 135,219 shares of Common Stock held by Yanover Associates, the general partner of which Mr. Yanover is the President, and exercisable options to purchase 27,565 shares of
          Common Stock.
  (15)    Represents an aggregate of 3,027,189 shares of Common Stock and exercisable options to purchase an aggregate of 735,187 shares of Common Stock.

                       DIRECTORS AND EXECUTIVE OFFICERS

    The directors, executive officers (Messrs. S. Scherr, Alu and Dauerman and Dr. Goldstein) and other key employees of the Company, and their ages as of April 1, 1999, are as follows:

NAME                                   AGE    POSITION(S)
----                                   ---    -----------
Scott Scherr ......................    47     Chairman of the Board, President and Chief Executive Officer

Alan Goldstein, M.D. ..............    48     Executive Vice President, Chief Technology Officer and Director

Mitchell K. Dauerman ..............    42     Executive Vice President, Chief Financial Officer and Treasurer

James M. Alu ......................    54     Executive Vice President and Chief Operating Officer

Dale T. Baker .....................    49     Vice President--Web Strategies

Jeffrey G. Bonar, Ph. D. ..........    44     Vice President--Development

J.C. Gonzalez .....................    35     Vice President--Product Support

Paul Gonzalez .....................    47     Vice President--Business Development

Jon Harris ........................    34     Vice President--Professional Services

Linda Larrivee ....................    42     Vice President--Product Management

Ted Malley ........................    32     Vice President--Chief Information Officer

Vivian Maza .......................    37     Vice President--People and Secretary

Linda Miller ......................    54     Vice President--Public Relations

Steven J. Oakley ..................    40     Vice President--Strategic Alliances

Laura Perkins .....................    34     Vice President--Product Marketing

H. Stephen Smith ..................    49     Vice President--National Sales

Marc D. Scherr ....................    41     Vice Chairman of the Board

Ofer Nemirovsky ...................    40     Director

LeRoy A. Vander Putten ............    64     Director

Rick Wilber .......................    52     Director

Robert A. Yanover .................    62     Director

     Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of the Company since September 1996. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the "Partnership"), the business and operations of which were assumed by the Company in 1998. Mr. Scherr served as President of the Partnership's general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. ("ADP"), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr ran Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc Scherr, the Vice Chairman of the Board of the Company.

     Alan Goldstein, M.D., FACS has served as a director of the Company since its inception in April 1996 and as Executive Vice President and Chief Technology Officer since September 1996. From April 1996 through September 1996, he served as Vice President and Treasurer of the Company. From January 1994 until February 1998, Dr. Goldstein served as Vice President of the general partner of the Part nership. In 1989, Dr. Goldstein founded Strategic Image
Systems, Inc., which produced and developed software applications and tools. From 1985 to 1986, Dr. Goldstein served as Vice President of Information Systems for Loren Industries, Inc., a jewelry casting manufacturer. From 1985 to 1987, Dr. Goldstein served as Director of Surgical Services at Kings County Hospital in New York. In 1985, as a trauma surgeon engaged in research and medical education, Dr. Goldstein developed a software application for use in hospitals to aid in patient management, quality assurance and physician education.

     Mitchell K. Dauerman has served as Executive Vice President of the Company since April 1998 and as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, a global accounting and consulting firm, serving as a Partner in the firm from 1988 to 1996.

     James M. Alu has served as Executive Vice President of the Company since February 1999 and as Chief Operating Officer since January 1998. Prior to that, Mr. Alu served as Vice President of the Company from September 1996 and Vice President of the general partner of the Partnership from July 1993 until April 1996. From 1988 until 1993, Mr. Alu served as Area Sales Vice President for the northeastern United States for ADP's Dealer Services Group.

     Dale T. Baker has served as Vice President--Web Strategies since January 1999. From September 1996 until January 1999, he served the Company as Vice President--Strategic Alliances. From April 1996 through September 1996, he served as Vice President of the Company. Prior to that, he had served as a Vice President of the general partner of the Partnership from 1993 until April 1996. From 1990 to 1993, Mr. Baker was a Branch Manager for Cap Gemini America, an information services consulting firm.

     Jeffrey G. Bonar, Ph.D. has served as Vice President--Development for the Company since July 1998 after performing senior-level technical consulting services for the Company beginning in February 1998. From December 1996 to February 1998, Mr. Bonar was an independent consultant, consulting on front office, help desk and Internet commerce projects at various computer software companies, including assuming the role of acting Vice President of Development. From 1993 to 1996, Mr. Bonar served in a variety of senior-level technical leadership positions at International Business Machines Corporation ("IBM"), a measurement, computation and communications company, concluding as the technical lead for IBM's Object Technology Products group in Austin, Texas. From 1987 to 1993, Mr. Bonar served as President, and later Chief Technical Officer of Guidance Technologies, a company that sold software development tools available for Windows programming.

     J.C. Gonzalez has served as Vice President--Product Support since January 1999. Prior to that, Mr. Gonzalez served as Manager and then Director of Product Support from January 1994 until December 1998. Mr. Gonzalez is a Payroll Professional and holds a Certified Payroll Professional (CPP) certification from the American Payroll Association (APA). From May 1983 until December 1993, Mr. Gonzalez held various positions at ADP, including Customer Support Manager for the Major and National Accounts of ADP.

     Paul Gonzalez has served as Vice President--Business Development for the Company since January 1999. From April 1997 until January 1999 Mr. Gonzalez served as Vice President--Implementation Partners. He served as Vice President of the Company from April 1996 to September 1996 when he was elected Vice President of Support Services. Prior to that, he served as a Vice President of the general partner of the Partnership from 1994 until April 1996 and as Secretary from 1990 until 1994. From 1980 to 1990, Mr. Gonzalez held various management positions at ADP where his positions included National Product Manager for ADP's Wholesale Distribution Division and Branch Manager for the southeast region.

     Jon Harris has served as Vice President--Professional Services since July 1998. From 1992 to 1997, Mr. Harris held various management positions within ADP's National Accounts Division. From 1989 to 1992, Mr. Harris held the position of Consulting Services Director for Sykes Enterprises, Inc., a diverse information technology company.

     Linda Larrivee has served as Vice President--Product Management since July 1998. Ms. Larrivee previously served as the Human Resources Product Manager for the Company from August 1995 until August 1998. Ms. Larrivee has worked in the human resource and human resource management systems field since 1979, for various corporations including those engaged in high technology and retail businesses.

     Ted Malley has served as Vice President--Chief Information Officer for the Company since August 1998. Mr. Malley has served in various technical pre-sales and professional services management positions since joining the Company in March 1997. From December 1994 through March 1997, Mr. Malley held various positions in technical pre-sales and sales management with ADP. From September 1989 through December 1994, Mr. Malley worked for IBM and held various positions as a systems engineer and client/server consultant.

     Vivian Maza has served as Vice President-People for the Company since January 1998 and as Secretary of the Company since September 1996. Prior to that, Ms. Maza served as the Office Manager of the Company from its organization in April 1996 and of the Partnership from its inception in 1990 until April 1996. Ms. Maza is an HR Generalist and holds a Professional in Human Resources (PHR) certification from the Society for Human Resource Management (SHRM) association. From 1985 to 1990, Ms. Maza was a systems analyst for the Wholesale Division of ADP.

     Linda Miller has served as Vice President--Marketing since January 1999. Ms. Miller served as Vice President, Public Relations, for the Company from July 1998 to January 1999. Prior to that, Ms. Miller served as the Company's Director of Marketing from January 1997. From 1992 to 1996, Ms. Miller held various positions at Best Software, Inc., a developer of corporate resource management applications, Abra Products Division, including Public Relations Manager.

     Steven J. Oakley has served as Vice President--Strategic Alliances since January 1999. From January 1997 until January 1999, he served as Vice President/General Manager for the West Region of the Company. From 1989 to 1996, Mr. Oakley was National Accounts Division Vice President for ADP.

     Laura Perkins has served as Vice President--Product Marketing since July 1998. From May 1996 to July 1998, Ms. Perkins served as the Director of Application Consulting for the Company. From 1991 to 1996, Ms. Perkins held various positions with Best Software, Inc., Abra Products Division. Ms. Perkins holds a Certified Payroll Professional (CPP) certification from the American Payroll Association (APA).

     H. Stephen Smith has served as Vice President--National Sales for the Company since January 1999. From September 1996 until January 1999, Mr. Smith served as Vice President/General Manager for the East Region of the Company. Prior to joining the Company in 1996, Mr. Smith was employed for 20 years at ADP, where his most recent position was Division Vice President for the development and management of strategic alliances.

     Marc D. Scherr has been a director of the Company since its inception in April 1996 and was elected as Vice Chairman in July 1998. Currently, he is also a director of Gerschel & Co., Inc., a private investment firm. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. ("RCA"), a real estate firm, and has since served as President of its general partner. Mr. Scherr also served as Vice President of RCA's general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of the Company.

     Ofer Nemirovsky has served as a director of the Company since June 1997. Mr. Nemirovsky has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners,

LLC was formed by the management team of Hancock Venture Partners, Inc. ("HVP"), where Mr. Nemirovsky had served in various capacities since 1986. Prior to joining HVP, Mr. Nemirovsky held various computer sales and marketing positions at Hewlett-Packard Company, a measurement, computation and communications company. He is currently a director of Primix Solutions, Inc. (formerly OneWave, Inc.), an Internet software and services company and Paradigm Geophysical, a company engaged in the development and licensing of computer software and the provision of seismic data processing and interpretation services to facilitate the exploration and development of oil and gas reserves, as well as several privately-held companies.

     Rick Wilber has served as a director of the Company since October 1997. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern. Mr. Wilber currently is the President of Lynn's Hallmark Cards which owns and operates a number of Hallmark Card stores.

     Information regarding Messrs. Vander Putten and Yanover is included under the heading "Proposal I--Election of Directors."

                            EXECUTIVE COMPENSATION

     The following table summarizes the compensation for services rendered in all capacities to the Company during the past two completed fiscal years by the Company's Chief Executive Officer and all other executive officers of the
Company:

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                              COMPENSATION
                                         ANNUAL COMPENSATION -------------
                                         -------------------   SECURITIES
                                 FISCAL                        UNDERLYING      ALL OTHER
NAME AND POSITION(1)              YEAR      SALARY    BONUS     OPTIONS     COMPENSATION(2)
--------------------             ------     ------    -----    ----------   ---------------
Scott Scherr                      1998    $239,774      $0            0         $2,500
 Chairman of the Board,           1997     200,000       0      316,725          2,084
 President and Chief
 Executive Officer

Alan Goldstein, M.D.              1998     219,231       0            0          2,500
 Executive Vice President and     1997     200,000       0      244,880          2,375
 Chief Technology Officer

Mitchell K. Dauerman              1998     209,615       0            0          2,500
 Executive Vice President,        1997     200,000       0       86,012          2,375
 Chief Financial Officer
  and Treasurer

----------------
(1) James M. Alu became an executive officer in February 1999 when he became an Executive Vice President of the Company. Since he was not an executive officer before that date, Mr. Alu is not included in this table or the table below with respect to option grants.

(2) Consists of contributions by the Company to the Company's 401(k) Plan on behalf of the executive officers indicated.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no individual grants of options to the executive officers during the year ended December 31, 1998.

     The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the executive officers as of the fiscal year ended December 31, 1998, and the values for exercisable and unexercisable options. No options were exercised during such fiscal year by the executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT FISCAL YEAR-END

                                      NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                  OPTIONS AT DECEMBER 31, 1998          DECEMBER 31, 1998(1)
                                  -----------------------------     -----------------------------
NAME                              EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                              -----------     -------------     -----------     -------------
Scott Scherr .................       158,362         158,362          $      0           $ 0
Alan Goldstein, M.D. .........       122,440         122,440                 0             0
Mitchell K. Dauerman .........       116,652          43,006           144,714             0

----------------
(1) Options are in-the-money if the fair market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 1998 of $7.125 per share, less the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE COMMISSION, THIS REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

     The Compensation Committee of the Board (the "Committee") is composed of two non-employee directors, Messrs. Vander Putten and Wilber, and is responsible for developing and approving the Company's compensation program for the executive officers, including the Chief Executive Officer, and other officers of the Company. In addition, the Committee oversees the Company's stock plans and such other benefits plans as the Company may from time to time maintain.

COMPENSATION PHILOSOPHY

     In general, the executive compensation program is designed to attract and retain qualified executive officers who will contribute to the Company's long-term success, to reward executive officers for achieving the Company's strategic goals and to align the interests of the executive officers with those of the Company's stockholders. This philosophy is reflected in a compensation package that includes base salaries and benefits which are competitive with other software and technology companies of comparable size and incentive compensation which is related to the Company's achievement of specified financial and other performance targets and which includes the granting of stock options which creates a link between executive compensation and the interests of the Company's stockholders.

BASE SALARY AND BENEFITS

     In order to attract and retain qualified executives, the Company strives to offer competitive base salaries and employee benefits, including health care plans, a Section 401(k) Profit Sharing Plan and other employee benefit programs. The Committee establishes base salary levels for executives by comparison to industry compensation data for other software and technology companies with revenues in the same range as that of the Company. The base salaries of the executive officers were increased in July 1998 based on the foregoing.

INCENTIVE COMPENSATION

     Annual bonuses paid to the executive officers under the Incentive Compensation Plan adopted by the Company in October 1998 (the "ICP"), are expected to be a significant element of the Company's executive compensation program. The ICP is designed to reward executive officers and employees for the achievement of corporate goals. Annual bonuses under the ICP are based on actual performance measured against "key performance variables." For 1998, these variables were (i) the Company's "net income before bonuses" which is the Company's consolidated net income for the year before taxes and before the charge to earnings from bonuses, (ii) the Company's "license revenues", which are the Company's consolidated license revenues for the year and (iii) "management objectives" which are financial and other factors designated by the Committee for participants in the ICP.

     The Compensation Committee assigns a relative weight to each of the key performance variables to determine the portion of annual bonuses to be represented by each variable. In addition, "threshold," "target" and "maximum" objectives are set for each of the variables, and bonus payments, as a percentage of base salary, are established for each objective level. Bonuses are paid in the form of cash or stock options, issued under the Stock Option Plan. The per share purchase price of the Common Stock under the stock options is the fair market price of the Common Stock as of the date of grant. The Black-Scholes evaluation method is used for determining the number of stock options awarded in lieu of cash.

     Awards of stock options to purchase an aggregate of 11,455 shares of the Company's Common Stock were granted in 1999 to those individuals who were executive officers in 1998. No cash compensation was awarded to executive officers under the ICP for 1998 as the Committee determined when it adopted the performance objectives for 1998 that any bonuses payable to executive officers would be payable in stock options. No stock options were granted in 1998 to the executive officers in view of a grant of stock options to the executive officers in October 1997, prior to the completion of the Company's IPO and the adoption of the ICP.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee determined the compensation for the fiscal year 1998 for the Company's Chief Executive Officer, Mr. Scott Scherr, based primarily on objective and subjective factors, including growth of the Company's business, the key performance variables under the ICP, management of the operations of the Company and by comparison to other software and technology companies of similar size. Based on the foregoing, the Committee increased Mr. Scherr's base salary from $200,000 to $250,000 in July 1998. For 1998, Mr. Scherr received a bonus, paid in 1999, under the ICP in the form of options to purchase 4,108 shares of the Company's Common Stock for $7.75 per share. (See "Annual Incentive Compensation.") No cash bonuses or stock options were granted to Mr. Scherr in 1998 in view of a grant of stock options to Mr. Scherr and the other executive officers in October 1997. The Committee believes that Mr. Scherr is being appropriately compensated in a manner that relates to the performance and competitive position of the Company and is in the long-term interests of the stockholders.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Federal tax law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. One of the exceptions to the deduction limit is for "performance-based" compensation. The Committee believes the Stock Option Plan satisfies the requirements for "performance-based compensation," thereby exempting awards thereunder from the $1,000,000 compensation deduction limit. For this reason, and because the Company's annual cash compensation to its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility under the Federal tax law for compensation paid to its executive officers. The Company was not denied a deduction under this law for any compensation paid to its executive officers during 1998.

                                        LeRoy A. Vander Putten, Chairman
                                        Rick Wilber
                                        Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The current members of the Compensation Committee of the Board are Messrs. LeRoy A. Vander Putten and Rick Wilber. No executive officer of the Company has served as a member of the compensation committee of any other entity whose executive officers served as a member of the Compensation Committee of the Board.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder returns on the Company's Common Stock for the period covering June 2, 1998 (the first day of trading pursuant to the Company's initial public offering of 3,250,000 shares of Common Stock at an offering price of $10 per share) through December 31, 1998, on a monthly basis, with the cumulative total return of The Nasdaq Stock Market--US (the "Nasdaq Market") Index and the Hambrecht & Quist Computer Software (the "H & Q Computer Software ") Index for the same period.


   COMPARISON OF SEVEN-MONTH CUMULATIVE TOTAL RETURN(1) AMONG THE COMPANY(2),
           THE NASDAQ MARKET INDEX AND H & Q COMPUTER SOFTWARE INDEX


                                               CUMULATIVE TOTAL RETURN
----------------------------------------------------------------------------------------------
                      6/2/98     6/98     7/98     8/98     9/98     10/98     11/98     12/98

ULTIMATE SOFTWARE       100       93       85       60       95        70        63        71
NASDAQ MARKET           100      108      107       86       98       102       112       127
H&Q COMPUTER SOFTWARE   100      109      103       79       91        87        97       106

----------------
(1) Assumes the investment of $100 on June 2, 1998 and reinvestment of dividends (no dividends were declared on the Company's Common Stock during the period).
(2) Prior to the IPO, the Company's Common Stock was not listed or quoted on any organized market system.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In mid-1999, the Company intends to move its corporate headquarters into a new and larger facility currently under construction in Weston, Florida. On December 31, 1998, the Company executed a commercial office lease to lease all available square footage in this new facility, or approximately 40,000 square feet. The lessor for this facility is a limited partnership of which Mr. Marc Scherr, a director of the Company, is a limited partner. Execution of the lease was approved by a majority of disinterested members of the Board of Directors of the Company. The annual rent payable under the lease is approximately $698,000. The Company believes that the terms of the lease are no less favorable than could be obtained from an unaffiliated party.

     Mr. Marc Scherr, Vice Chairman of the Board, devotes a portion of his professional time to assisting the Company's management in connection with the Company's business operations generally and, in particular, the negotiation and development of the Company's business partner relationships. Mr. Scherr receives no salary for these services and he does not receive the quarterly retainer payable to non-employee directors. (See "Director Compensation.") Mr. Scherr does participate in the ICP. In connection therewith, Mr. Scherr received options to purchase 25,000 shares of Common Stock at $10.00 per share for performance in 1998. In addition, in 1998 the Company paid $150,000 to Mr. Scherr's employer, Gerschel & Company, to reimburse it for Mr. Scherr's time and certain business-related expenses.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 1998.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Under the rules of the Commission, any proposal by a stockholder to be presented at the 2000 Annual Meeting of Stockholders and to be included in the Company's proxy statement must be received at the Company's principal corporate office: 3111 Stirling Road, Fort Lauderdale, Florida 33312 (prior to June 30,
1999) or 2000 Ultimate Way, Weston, Florida 33326 (after June 30, 1999), no later than the close of business on December 24, 1999. Proposals should be sent to the attention of the Secretary of the Company. Any such stockholder proposal must comply with the applicable rules of the Commission.

     Under the Company's By-Laws, proposals of Stockholders not included in the proxy materials may be presented at the 2000 Annual Meeting of Stockholders only if the Company's Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 22, 2000, the first anniversary of the proxy statement in connection with the 1999 Annual Meeting of Stockholders (subject to exceptions if the 2000 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action). These provisions do not affect the right of stockholders to make stockholder proposals for inclusion in the proxy statements for the Company's Annual Meetings pursuant to the rules of the Commission.

                                 OTHER MATTERS

FINANCIAL STATEMENTS

     A copy of the Company's Annual Report to Stockholders, including therewith a copy of the Company's Annual Report on Form 10-K, for the year ended December 31, 1998 is being provided to stockholders with this Proxy Statement.

OTHER

     The Company is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.


                                        By Order of the Board of Directors:

                                        /s/ Vivian Maza

                                        Vivian Maza
                                        Secretary

Fort Lauderdale, Florida
April 22, 1999

                                   DETACH HERE

USG48B

                                     PROXY

                        THE ULTIMATE SOFTWARE GROUP, INC.

      PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1999

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


     The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of stock of The Ultimate Software Group,Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 3111 Stirling Road, Fort Lauderdale, Florida, on Thursday, May 20, 1999, at 9:00 a.m., and at any adjournment thereof (the "Annual Meeting").

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

     This proxy, when property executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAME HEREIN. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company prior to the Annual Meeting or shall vote in person at the Annual Meeting.

SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                                SIDE

                                   DETACH HERE

USG48A

[X] Please mark
    votes as in
    this example.



1. To elect two directors to serve until the 2002 Annual Meeting.

Nominees:

                                FOR              WITHHELD

LeRoy A. Vander Putten          [  ]             [  ]

Robert A. Yanover               [  ]             [  ]


MARK HERE IF YOU PLAN TO ATTEND THE MEETING      [  ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [  ]


PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:__________________ Date_______ Signature_______________ Date _________